Exhibit 24.1

POWER OF ATTORNEY OF DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS:

Each of the undersigned directors of Applied Materials, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Michael R. Splinter, George S. Davis and Joseph J. Sweeney and each of them with power to act alone, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute a Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (Commission File No. 333-143377) to deregister fifteen million shares of common stock of the Company that were previously registered under that Registration Statement for issuance under the Company’s Employees’ Stock Purchase Plan, as amended, and any and all additional amendments to such Registration Statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands this 3rd day of December, 2012.

/s/ Michael R. Splinter Michael R. Splinter	/s/ Gerhard H. Parker Gerhard H. Parker

/s/ Aart J. de Geus Aart J. de Geus	/s/ Dennis D. Powell Dennis D. Powell

/s/ Stephen R. Forrest Stephen R. Forrest	/s/ Willem P. Roelandts Willem P. Roelandts

/s/ Thomas J. Iannotti Thomas J. Iannotti	/s/ James E. Rogers James E. Rogers

/s/ Susan M. James Susan M. James	/s/ Robert H. Swan Robert H. Swan

/s/ Alexander A. Karsner Alexander A. Karsner